SUBSTITUTE POWER OF ATTORNEY Under the terms of powers of attorney executed over a period of several years, copies of which were previously filed with the Securities and Exchange Commission, the undersigned, Steven G. Mahon, was appointed attorney-in-fact to act in connection with the filing of Forms 3, 4 and 5 under Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, for the following directors and officers (collectively, the “Section 16 Reporting Persons”) of Science Applications International Corporation, a Delaware corporation: Robert A. Bedingfield John J. Hamre Garth N. Graham Timothy J. Mayopoulos Milford W. McGuirt Donna S. Morea Steven R. Shane Nazzic S. Keene Prabu Natarajan In accordance with the authority granted under each such power of attorney, including the power of substitution, the undersigned hereby appoints Hilary L. Hageman as a substitute attorney-in- fact, on behalf of each Section 16 Reporting Person, with full power of substitution or revocation, to exercise and execute all of the powers granted or conferred in each of the original powers of attorney. By her signature as attorney-in-fact to this Substitute Power of Attorney, Hilary L. Hageman accepts such appointment and agrees to assume from the undersigned any and all duties and responsibilities attendant to his capacity as attorney-in-fact for each Section 16 Reporting Person. Date: July 12, 2022 ____________________________ Steven G. Mahon Attorney-in-fact I hereby accept this appointment and substitution: ____________________________ Hilary L. Hageman